Exhibit 21.1

Exhibit 21.1
Subsidiaries of the Registrant
     The following table sets forth the subsidiaries of First Charter Corporation at December 31, 2006.

Subsidiary	Jurisdiction of Incorporation	Note
First Charter Bank	North Carolina
Gwinnett Banking Company	Georgia	(1)
First Charter Insurance Services, Inc.	North Carolina	(2)
First Charter Leasing and Investments, Inc.	North Carolina	(3)
First Charter of Virginia Realty Investments, Inc.	Virginia	(4)
First Charter Realty Investments, Inc.	Delaware	(5)
First Charter Real Estate Holdings, LLC	North Carolina	(6)
FCB Real Estate, Inc.	North Carolina	(6)
Lincoln Center at Mallard Creek, LLC	North Carolina	(7)

(1)	Gwinnett Banking Company was merged into First Charter Bank, effective March 1, 2007

(2)	Owned by First Charter Bank

(3)	Primarily owned by First Charter Bank

(4)	Owned by First Charter Leasing and Investments, Inc.

(5)	Primarily owned by First Charter of Virginia Realty Investments, Inc.

(6)	Primarily owned by First Charter Realty Investments, Inc.

(7)	51 percent owned by First Charter Bank